Exhibit 10.55

FOURTH LEASE AMENDMENT

This FOURTH LEASE AMENDMENT (this “Amendment”) is made as of the 27th day of December 2016, by and between BEDMINSTER 2 FUNDING, LLC, having an office at c/o Advance Realty, 1041 U.S. Highway 202-206, Bridgewater, New Jersey 08807 (“Landlord”), and AMARIN PHARMA INC., having an office at 1430 Route 206, Bedminster, New Jersey 07921 (“Tenant”).

RECITALS:

A.    Landlord and Tenant entered into a Lease Agreement dated as of April 1, 2013, as modified by a Second Amendment to Lease and Partial Surrender and Early Termination Agreement (the “Second Amendment”) dated January 23, 2014 and Third Amendment to Lease and Partial Surrender and Early Termination Agreement (the “Third Amendment”) dated April 3, 2014 (collectively, the “Lease”), pursuant to which Tenant currently leases 21,231 rentable square feet of space (the “Existing Premises”) on the first and second floors of the building located 1430 Route 206, Bedminster, New Jersey (the “Building”);

B.    Notwithstanding the existence of the aforementioned Second Amendment and Third Amendment, Landlord and Tenant acknowledge that they have not executed a document entitled “First Amendment”, nor does a “First Amendment” to the Lease exist;

C.    Landlord and Tenant desire to amend the Lease to (i) provide for Tenant’s lease from Landlord of an additional 732 rentable square feet of space on the first floor of the Building, as shown on Exhibit A attached hereto and made a part hereof (the “Expansion Premises”) subject to the terms, covenants and conditions set forth below; and (ii) to otherwise modify the Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by Landlord and Tenant, the parties hereto mutually covenant and agree as follows:

1.    All capitalized terms not defined herein shall have the meaning ascribed them in the Lease.

2.    The “Expansion Commencement Date” shall mean the date Landlord delivers to Tenant vacant possession of the Expansion Premises with all existing furniture, fixtures and equipment removed by Landlord at Landlord’s sole cost and expense, estimated to be on or about January 1, 2017.

3.    Effective as of the Expansion Commencement Date, Landlord leases to Tenant and Tenant leases from Landlord, subject to the terms, covenants and conditions contained in the Lease and this Amendment, the Expansion Premises. Effective as of the Expansion Commencement Date, the Premises, as defined in the Lease, shall include the Expansion Premises and the Existing Premises, and:

a.    The Premises shall consist of 21,963 rentable square feet.

b.    Tenant shall pay to Landlord Base Rent as follows:

Lease Years	Annual	Monthly	Base Rent Per Rentable Square Foot
1/1/17 – 4/30/17	$614,964.00	$51,247.00	$28.00
5/1/17 – 4/30/18	$625,945.56	$52,162.13	$28.50

d.    “Tenant’s Proportionate Share” shall mean 71.92%.

e.    Tenant shall be entitled to eighty-eight (88) Parking Permits.

4.    A. Prior to the Expansion Commencement Date, Landlord shall, at Landlord’s sole cost and expense, remove all existing furniture, fixtures and equipment presently located in the Expansion Premises and repair any damage caused by such removal (“Landlord’s Work”).

B.    Tenant, at its sole cost and subject to Landlord’s approval where required by the Lease (which approval shall not be unreasonably withheld, delayed or conditioned), shall have the right to perform any Alterations (including, but not limited to, joining the Expansion Premises with the Existing Premises by opening the common wall, paint, carpet and installation of furniture and associated wiring/cabling).

5.    Except as may be expressly set forth herein or in the Lease, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Expansion Premises, the Building, the land upon which it is erected, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Expansion Premises, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Amendment or in the Lease. Tenant has inspected the Expansion Premises and the Building and is thoroughly acquainted with their condition and, except for the completion of Landlord’s Work in accordance with the provisions of this Amendment, agrees to take the same “as is”.

6.    Landlord and Tenant each warrant to the other that it has not employed or dealt with any broker, agent or finder, in connection with this Amendment other than Colliers International NJ, LLC (“Broker”). Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or Tenant’s Agents or with whom Tenant or Tenant’s Agents have dealt (whether directly or indirectly, in whole or in part), other than Broker, such indemnification obligation to survive the Expiration Date or earlier termination of the Lease. Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and reasonable attorneys’ fees) for brokerage or other commissions asserted by any broker, agent or finder employed by

Landlord or with whom Landlord has dealt (whether directly or indirectly, in whole or in part), such indemnification obligation to survive the Expiration Date or earlier termination of the Lease. Landlord shall pay a commission to Broker pursuant to a separate written agreement between Landlord and Broker.

7.    Tenant represents and warrants that it is the sole owner and holder of the Tenant’s interest in the Lease, and it has not assigned, mortgaged, hypothecated, sublet, or otherwise alienated all or any part of its interest in the Lease or the Premises. The Lease is in full force and effect and is enforceable in accordance with its terms. Tenant has no claim, action or right of setoff against Landlord arising out of the Lease or Tenant’s occupancy. Tenant represents that there has been no default on the part of Landlord or Tenant under the Lease, nor has any event or condition occurred that after the giving of notice or lapse of time would constitute an event of default on the part of Landlord or Tenant under the Lease.

8.    The parties hereto represent and warrant to each other that each has full right and authority to enter into this Amendment and that the person signing this Amendment on behalf of Landlord and Tenant respectively has the requisite authority for such act.

9.    Except as expressly provided herein, all other terms, conditions, covenants, conditions and agreements as set forth in the Lease remain unchanged and in full force and effect, and the parties hereto ratify and reconfirm the Lease. In the event of any conflicts or inconsistencies between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall control.

10.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:
BEDMINSTER 2 FUNDING, LLC,
By: Advance Realty Development, LLC, it’s sole member
By:	/s/ Kurt R. Padavano
Name:	Kurt R. Padavano
Title:	Authorized Representative
TENANT:
AMARIN PHARMA INC.
By:	/s/ John F. Thero
Name:	John F. Thero
Title:	President & CEO

EXHIBIT A

EXPANSION PREMISES